NEWS RELEASE
          ------------                                         Advanced NMR
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          Contact: Beverly Tkaczenko at                        Systems, Inc
                   1 (800) 476 0569

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                    ADVANCED NMR SYSTEMS, INC. ANNOUNCES MERGER OF
                  IMAGING SERVICES DIVISION WITH U.S. DIAGNOSTIC INC.



          Wilmington, MA, January 20, 1997 --- Advanced NMR Systems, Inc. (NASDAQ: ANMR) announced today that its wholly owned subsidiary, Medical Diagnostics, Inc. ("MDI"), pursuant to a definitive agreement entered into by MDI and by ANMR as MDI's stockholder, will merge with a newly formed subsidiary of US Diagnostic Inc. (NASDAQ: USDL) in exchange for approximately $22.0 million in cash (which includes approximately $12.0 million for repayment of bank debt).

          Upon the merger, USDL will gain a medical imaging services business that owns and operates diagnostic imaging facilities in Massachusetts, New York, Virginia, West Virginia and Tennessee. Following the transaction, however, ANMR will continue to own and to operate MDI's rehabilitation business and to own its interest in the Faulkner Hospital Sagoff Women's Center (under development), both of which will be transferred to ANMR concurrent with the transaction. ANMR will also continue to own and to operate its medical imaging technology business and to own its stake in Advanced Mammography Systems, Inc. (NASDAQ: MAMO).

          The transaction is expected to close as soon as practicable after receipt of certain government consents including consent of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act.

          Commenting on the transaction, Jack Nelson, Chairman and CEO of ANMR, said "We have been pleased with the results of our medical imaging services business since we acquired MDI in 1995, and we believe that its prospects continue to be bright. Nevertheless, our financial position, weakened by continuing losses from our technology operations, has not allowed us to invest in the imaging services business or in MDI's other businesses to the degree we had hoped when we originally completed the acquisition. This transaction, combined with the elimination over the past few months of significant costs from our technology operations, gives us the financial security and liquidity to invest in our rehabilitation business and to drive creation of shareholder value from our imaging technologies."

          This press release contains forward looking information based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in product development, lack of market acceptance of technology, technological innovations for competitors and changes in health care regulations, including reimbursement.

          Advanced NMR Systems, Inc. is a provider of diagnostic imaging and rehabilitation services through its wholly owned subsidiary Medical Diagnostics, Inc., and develops high field MRI technology. Its subsidiary, Advanced Mammography Systems, Inc. has developed the only dedicated breast imaging system based on magnetic resonance imaging technology. MAMO has received U.S. Food and Drug Administration clearance to begin marketing activities for the product.
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